EXHIBIT 4.4

                                    AGREEMENT

         This Agreement (the "Agreement") is entered into effective July 1, 1996, by and between Precis Smart Card Systems, Inc., an Oklahoma corporation (the "Company"), and [NAME OF EMPLOYEE] ("Employee").

         a. The Company employs Employee as its [EMPLOYMENT POSITION] office manager. In consideration of Employee's past performance and as an inducement to continued performance, the Company hereby desires to offer certain incentives in the form of stock and options to Employee.

         In consideration of the premises and the parties' mutual obligations herein, the parties agree as follows:

         1. OPTIONS. The Company hereby grants to Employee options to purchase shares of the Company's common stock, par value $.01 per share (the "Common Stock"), and options to purchase options for shares of Common Stock under terms and conditions as follows:

                  1.1 Effective immediately, Employee shall have options to purchase up [NUMBER OF SHARES] shares of Common Stock at a purchase price of $2.00 per share.

                  1.2 On and after such date as the Company has recognized aggregate gross revenues in excess of $100,000.00, Employee shall receive options to purchase up to [NUMBER OF SHARES] additional shares of Common Stock at purchase price of $2.00 per share. For purposes of this Agreement, aggregate gross revenues shall be recognized in accordance with generally accepted accounting principles.

                  1.3 On and after such date as the Company has recognized aggregate gross revenues in excess of $1,000,000.00, Employee shall receive options to purchase up to [NUMBER OF SHARES] additional shares of Common Stock at a purchase price of $2.00 per share.

                  1.4 Any unexercised options granted or purchased pursuant to Subsections 1.1 - 1.3 shall automatically expire upon ten (10) years after the effective date of this Agreement.

         2. NO PROMISE OF CONTINUED EMPLOYMENT. This Agreement does not create a promise by the Company of continued employment of Employee. Employee acknowledges that Employee's employment by the Company is "at will."

         3. TERMINATION. This Agreement shall terminate at the earlier of (i) termination of Employee's employment with the Company, or (ii) ten (10) years after the effective date of this Agreement; provided, however, that the term of any unexercised options granted shall be governed by Section 1.4, without regard to the date of termination of this Agreement.

         4. CONFIDENTIALITY. Employee will regard and preserve as confidential all trade secrets and information pertaining to the Company's business that have been or may be obtained by Employee by reason of Employee's employment by the Company. Employee will not, without written authority from the Company to do so, use for Employee's own benefit or purpose, nor disclose to others, nor take or retain or copy any of the Company's documents during Employee's employment or thereafter, except as required in Employee's employment with the Company or as otherwise may be required by law. The terms of this Section 4 shall not apply to any portion of the trade secrets or confidential information of the Company which becomes generally available to the public absent any breach of this Agreement, was available on a nonconfidential basis to Employee prior to its disclosure pursuant to Employee's employment by the Company or becomes available on a nonconfidential basis from a third party who to the knowledge of Employee is not bound to keep such information confidential. The obligations of Employee pursuant to this Section shall survive the termination of this Agreement.

         5. AMENDMENTS. This Agreement may not be amended except by an instrument in writing signed by the Company and Employee and approved by the Company's board of directors.

         6. NO WAIVER. No waiver of a breach of any provision of this Agreement shall be construed to be a waiver of any breach of any other provision. No delay in acting with regard to any breach of any provision of this agreement shall be construed as a waiver of such breach.

         7. ARBITRATION. Any claim, controversy or dispute arising out of or relating to this Agreement, except as set forth herein, shall be settled by arbitration in Oklahoma City, Oklahoma, in accordance with the rules for arbitration of the American Arbitration Association. Any arbitration shall be undertaken pursuant to the Federal Arbitration Act, where possible, and the decision of the arbitration shall be final, binding, and enforceable in any court of competent jurisdiction. The parties will bear their own attorneys' and experts' fees. In resolving all disputes between the parties, the arbitrators will apply the laws of the State of Oklahoma. Except as needed for presentation in lieu of a live appearance, depositions will not be taken. The parties will be entitled to conduct document discovery by requesting production of documents. Any party may be entitled to pursue such remedies for emergency or preliminary injunctive relief in any court of competent jurisdiction, provided that each party agrees that it will consent to the stay of such judicial proceedings on the merits of both this Agreement and the related transactions pending arbitration of all underlying claims between the parties immediately following the issuance of any such emergency or injunctive relief.

         8. ENTIRE AGREEMENT. Employee acknowledges receipt of a copy of this Agreement and agrees that with respect to the subject matter hereof, it is Employee's entire understanding and agreement with the Company regarding its subject matter, superseding any and all previous oral and written agreements regarding the subject matter hereof.

         9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma.

         EXECUTED as of the date first above written.


                                                PRECIS SMART CARD SYSTEMS, INC.
                                                By: /s/ JIM LOUT
                                                Jim Lout, President

                                                [SIGNATURE OF EMPLOYEE]


















                                       18